QUEST DIAGNOSTICS
SUPPLEMENTAL DEFERRED COMPENSATION PLAN
(POST – 2004)
AMENDED AND RESTATED January 15, 2020

PREAMBLE
Effective as of January 1, 1999, Quest Diagnostics adopted the Quest Diagnostics Supplemental Deferred Compensation Plan for the benefit of certain of its Employees. As a result of the enactment in 2004 of Section 409A of the Internal Revenue Code of 1986, as amended, Quest Diagnostics has adopted this document, the Quest Diagnostics Supplemental Deferred Compensation Plan (Post – 2004), to reflect the terms that will govern amounts that are deferred (within the meaning of Treas. Reg. §1.409A-6(a)(1)) under the Plan in taxable years beginning on and after January 1, 2005. The terms of the Plan as in effect on October 3, 2004 will continue to govern amounts under the Plan that were deferred (within the meaning of Treas. Reg. §1.409A-6(a)(1)) during taxable years beginning prior to January 1, 2005. For these purposes, an amount is considered deferred before January 1, 2005, if before such date, the Participant had a legally binding right to be paid the amount (within the meaning of Treas. Reg. §1.409A-1(b)(1)), and the right to the amount was earned and vested (within the meaning of Treas. Reg. §1.409A-6(a)). The purpose of the Plan is to provide supplemental retirement income and to permit eligible Employees the option to defer receipt of Compensation, pursuant to the terms of the Plan. The Plan is intended to be an unfunded deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Subtitle B of Title I of ERISA to the maximum extent permissible under the provisions thereof.

Exhibit 10.4
TABLE OF CONTENTS

ARTICLE 1.	DEFINITIONS.....................................................................................	1

1.1	Definitions.............................................................................................	1

ARTICLE 2.	PARTICIPATION................................................................................	3

2.1	Commencement of Participation...........................................................	3
2.2	Resumption of Participation Following Reemployment.......................	3
2.3	Change in Employment Status..............................................................	3

ARTICLE 3.	CONTRIBUTIONS.............................................................................	4

3.1	Deferral Contributions...........................................................................	4
3.2	Participating Employer Contributions...................................................	5
3.3	Transfer of Funds...................................................................................	5

ARTICLE 4.	PARTICIPANTS' ACCOUNTS..........................................................	5

4.1	Individual Accounts...............................................................................	5
4.2	Accounting for Payments......................................................................	5

ARTICLE 5.	INVESTMENT OF CONTRIBUTIONS...........................................	6
		6
5.1	Manner of Investment............................................................................	6
5.2	Investment Decisions.............................................................................	6

ARTICLE 6.	PAYMENT OF ACCOUNT.................................................................	6
		6
6.1	Payment on Specified Date....................................................................	6
6.2	Distribution of Vested Account upon Termination of Employment......	6
6.3	Distribution upon Death; Beneficiaries.................................................	6
6.4	Payment Due to an Unforeseen Emergency..........................................	7
6.5	Adjustment for Investment Experience During Installment Plan..........	7
6.6	Section 409A and Payment Dates..........................................................	7
6.7	Payment in the Event of Taxation..........................................................	7
6.8	Valuations..............................................................................................	8
6.9	Spendthrift Provision.............................................................................	8
6.10	Facility of Payment................................................................................	8
6.11	Discharge of Obligations.......................................................................	8
6.12	Taxes......................................................................................................	9

ARTICLE 7.	AMENDMENT AND TERMINATION............................................	9

7.1	Amendment by Quest Diagnostics........................................................	9

3

7.2	Retroactive Amendments.......................................................................	9
7.3	Plan Termination....................................................................................	9
7.4	Payment upon Termination of the Plan.................................................	9

ARTICLE 8.	THE TRUST.........................................................................................	9

8.1	Establishment of Trust...........................................................................	10

ARTICLE 9.	MISCELLANEOUS............................................................................	10

9.1	Limitation of Rights...............................................................................	10
9.2	Furnishing Information..........................................................................	10
9.3	Information between the Administrator and Trustee.............................	10
9.4	Notices...................................................................................................	10
9.5	Writings and Electronic Communications.............................................	10
9.6	Governing Law......................................................................................	10
9.7	Construction...........................................................................................	11
9.8	Section 409A Compliance.....................................................................	11
9.9	Recovery of Overpayment.....................................................................	11
9.10	Right of Reimbursement........................................................................	11
9.11	Clawback...............................................................................................	12

ARTICLE 10.	PLAN ADMINISTRATION...............................................................	12

10.1	Powers and Responsibilities of the Administrator.................................	12
10.2	Claims and Review Procedures.............................................................	12
10.3	Plan's Administrative Costs...................................................................	14

4

Article 1.	Definitions.
1.1    Definitions. Pronouns used in the Plan are in the masculine gender but include the feminine gender unless the context clearly indicates otherwise. Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:
(a)    “Account” means an account established on the books of a Participant’s Employer for the purpose of recording Deferral Contributions, Employer Contributions and Supplemental Contributions credited on behalf of a Participant in respect of compensation for services to such Employer and any notional income, expenses (including administrative costs of the Plan borne by the applicable Participant pursuant to Section 10.3), gains or losses related thereto. For purposes of this Plan document, “Account” shall include only amounts that are deferred within the meaning of Treas. Reg. §1.409A-6(a)(1)) during taxable years beginning on and after January 1, 2005. The Administrator may establish such subaccounts as it deems appropriate for the administration of the Plan.
(b)    “Administrator” means Quest Diagnostics acting through its officers and employees.
(c)    “Appeals Committee” means the Quest Diagnostics Appeals Committee, which is designated from time to time by the Administrator to administer the claims and review procedures specified in Section 10.2.
(d)    “Beneficiary” means the person or persons entitled under Section 6.3 to receive benefits under the Plan upon the death of a Participant.
(e)    “Bonus” means the cash bonus that is payable each March (if not deferred pursuant to Section 3.1) under the Senior Management Incentive Plan, the Quest Diagnostics Incorporated Annual Incentive Plan .
(f)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
(g)    “Compensation” shall have the meaning ascribed to the term “Deferral Compensation” by the Profit Sharing Plan; provided that any exclusion attributable to (i) deferred compensation deferred pursuant to this Plan or (ii) limits imposed by Code Section 401(a)(17) shall not apply. Notwithstanding the preceding, with respect to an Eligible Employee whose primary place of employment is outside the United States, Compensation shall exclude such items as housing allowances, educational expenses, trips back and forth to the United States, tax gross-ups and such other similar items of remuneration as may be determined by the Administrator.
(h)    “Deferral Contributions” means those amounts credited to a Participant’s Account pursuant to Section 3.1.
(i)    “Eligible Employee” means an Employee of an Employer who is determined by the Administrator to be among a select group of management or highly compensated Employees and who is designated by the Administrator as an Eligible Employee for purposes of the Plan.
(j)    “Employee” means any employee of an Employer.

(k)    “Employer” means Quest Diagnostics and any successors and assigns unless otherwise provided herein, and shall include any Related Employer or other affiliated employer adopting this Plan.
(l)    “Employer Contributions” means amounts credited to a Participant’s Account pursuant to Section 3.2.
(m)    “Employer Stock” means any class of common stock of Quest Diagnostics or the preferred stock of Quest Diagnostics that is convertible into common stock.
(n)    “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.
(o)    [Intentionally omitted]
(p)    “Participant” means any Eligible Employee who has filed in accordance with Article 2 an election to defer Compensation pursuant to Section 3.1.
(q)    “Plan” means the Quest Diagnostics Supplemental Deferred Compensation Plan as in effect from time to time.
(r)    “Plan Year” means the calendar year.
(s)    “Profit Sharing Plan” means the Profit Sharing Plan of Quest Diagnostics Incorporated, as amended from time to time.
(t)    “Quest Diagnostics” means Quest Diagnostics Incorporated.
(u)    “Quest Diagnostics Incorporated Annual Incentive Plan” means the Quest Diagnostics Incorporated Annual Incentive Plan, as in effect from time to time.
(v)    “Related Employer” means any employer other than Quest Diagnostics, if Quest Diagnostics and such other employer are members of a controlled group of corporations (as defined in Section 414(b) of the Code) or an affiliated service group (as defined in Code Section 414(m)), or are trades or businesses (whether or not incorporated) which are under common control (as defined in Code Section 414(c)), or such other employer is required to be aggregated with Quest Diagnostics pursuant to regulations issued under Code Section 414(o).
(w)    “Section 401(a)(17) Limit” means the maximum amount of annual compensation that can be taken into account by the Profit Sharing Plan pursuant to Code Section 401(a)(17).
(x)    “Section 409A Regulations” means the regulations and other administrative guidance issued under Code Section 409A.
(y)     “Senior Management Incentive Plan” means the Quest Diagnostics Incorporated Senior Management Incentive Plan, as in effect from time to time.
(z)    “Signing Bonus” means a bonus that is negotiated with an Employee prior to the commencement of his employment and that is designated a “signing bonus”.

(aa)    “SMIP Bonus Subaccount” means the portion of a Participant’s Account that may be established and maintained by the Administrator on behalf of each Participant who elects to defer a portion of his Bonus payable under the Senior Management Incentive Plan and any other plan intended to pay performance-based compensation within the meaning of Code Section 162(m)(4)(c).
(bb)    “Supplemental Contribution” means an additional discretionary Employer Contribution credited to a Participant’s Account pursuant to Section 3.2.
(cc)    “Trust” means the trust fund established pursuant to the terms of the Plan.
(dd)    “Trust Agreement” means the agreement by and among the Trustee and each Employer establishing the Trust.
(ee)    “Trustee” means the corporation or individuals named in the Trust Agreement and such successor and/or additional trustees as may be named in accordance with the Trust Agreement.

Article 2.	Participation.
2.1    Commencement of Participation. Each Eligible Employee who has an election in effect to defer Compensation in accordance with Section 3.1 or has an Account is a Participant in this Plan. Each other Eligible Employee shall become a Participant in this Plan after he has timely filed an election to defer Compensation pursuant to Section 3.1 that has become irrevocable or has a Supplemental Contribution credited to his Account.
2.2    Resumption of Participation Following Reemployment. If a Participant ceases to be an Employee and thereafter returns to the employ of an Employer, he may again become a Participant following his reemployment, provided he is an Eligible Employee and has timely filed an election to defer Compensation pursuant to Section 3.1.
2.3    Change in Employment Status. If any Participant continues in the employ of an Employer but ceases to be an Eligible Employee, he shall continue to be a Participant until the entire amount of the value of his Account is paid; provided, however, he shall not be entitled to make Deferral Contributions or receive an allocation of Employer Contributions or Supplemental Contributions after the end of the Plan Year in which he ceases to be an Eligible Employee and during the remainder of the period that he is not an Eligible Employee.

Article 3.	Contributions.
3.1    Deferral Contributions.
(a)    Participant deferral elections. Each Participant may elect to defer (1) up to fifty (50) percent (in whole percentages) of his regular salary to the extent his Compensation that is taken into account under the Profit Sharing Plan for the Plan Year in which his regular salary is earned exceeds the Section 401(a)(17) Limit (no portion of any bonus payment, including the Bonus, shall be eligible for deferral under this provision), (2) up to ninety-five (95) percent (in whole percentages) of his Bonus to the extent his Compensation that is taken into account under the Profit Sharing Plan for the Plan Year in which the Bonus is paid exceeds the Section 401(a)(17) Limit and (3) up to one hundred (100) percent (in whole percentages) of his Signing Bonus, regardless of whether his Compensation is in excess of the Section 401(a)(17) Limit.
(b)    Timing of deferral elections.
(1) In general. An election to defer Compensation will be timely if it is filed in accordance with procedures established by the Administrator which shall require elections to be filed no later than December 31 of the Plan Year prior to the Plan Year to which the deferral election applies.
(2) First year of eligibility. If an individual is designated by the Administrator as an Eligible Employee during the Plan Year, such Employee may file an election to defer Compensation within 30 days following the date of such designation; provided, however, that such Employee is not already participating in another elective nonqualified deferred compensation plan that would be aggregated with this Plan under the Section 409A Regulations, and provided further that such election shall apply only to Compensation earned for periods after the election is made in accordance with the Section 409A Regulations.

(c)    Effectiveness of deferral election. An election made in accordance with Section 3.1(b)(1), shall become effective on the first day of the Plan Year following the Plan Year in which the deferral election is made. It will apply only to Compensation earned and payable with respect to services rendered after such date. Thus, for example, an election that becomes irrevocable on December 31, 2009 will apply to defer any salary to be earned in 2010 or a Bonus that will be earned in 2010 and paid in early 2011. An election made in accordance with Section 3.1(b)(2) will apply on the first day of the first payroll period that follows receipt by the Administrator of such election and shall apply to defer Compensation relating to all services performed from the date that it becomes effective through the balance of the Plan Year (unless such election expressly extends beyond such time). Once an election becomes irrevocable, it will apply to all covered Compensation for services performed through the end of the Plan Year (except as provided in Section 3.1(f)).
(d)    Commencement of deferrals.
(1)  Deferrals made pursuant to Sections 3.1(a)(1) and 3.1(a)(2). For a Participant who has a deferral election solely under 3.1(a)(1), deferrals shall commence as of the payroll period next following the payroll period in which the Participant’s Compensation exceeds the Section 401(a)(17) Limit. If a Participant’s Compensation for a Plan Year exceeds the Section 401(a)(17) Limit on account of payment of Bonus and the Participant has made a deferral election pursuant to Section 3.1(a)(2), then deferrals shall commence as of the payroll period coincident with the payroll period in which the Bonus is paid.
(2) Deferrals made pursuant to Sections 3.1(a)(3). Deferrals of Signing Bonus pursuant to Sections 3.1(a)(3) shall be made in the payroll period in which the Signing Bonus otherwise would have been paid.
(e)    Crediting to Account. An Employer shall credit to the Account maintained on behalf of a Participant the amount of Compensation deferred pursuant to such Participant’s election under Section 3.1(a).

(f)    [Intentionally omitted]
(g)    Election forms. All Participant elections pursuant to this Section 3.1 shall be on forms prescribed by the Administrator.
(h)    Vesting of Deferral Contributions. A Participant shall be fully vested in the Deferral Contributions credited to his Account.
3.2    Participating Employer Contributions.
(a)    Employer Contributions. An Employer shall credit an Employer Contribution to the Account maintained on behalf of each Participant who had Deferral Contributions credited to his Account for a payroll period; provided, that such Employer Contributions shall only be credited on Compensation that is in excess of the Section 401(a)(17) Limit. Notwithstanding the preceding sentence, no Employer Contribution shall be credited to the Account of a Participant who is also a participant in the Quest Diagnostics Transferee Pension Plan for former Corning Incorporated employees. The amount of the Employer Contribution to be credited on behalf of a Participant shall be equal to the applicable percentage that is specified from time to time in Section 3.2 of the Profit Sharing Plan of the Deferral Contributions made on behalf of the Participant.
(b)    Supplemental Contributions. A Participant’s Employer may, from time to time in its sole discretion, credit a Supplemental Contribution to a Participant’s Account in an amount determined by such Employer in its sole discretion and without regard to any Deferral Contribution elected by such Participant.
(c)    Vesting of Employer Contributions and Supplemental Contributions. A Participant shall be fully vested in the Employer Contributions credited to his Account. Unless otherwise specified by the Employer at the time the Supplemental Contribution is made, a Participant shall be fully vested in the Supplemental Contributions credited to his Account. Any portion of the value of a Participant’s Account attributable to a Supplemental Contribution that is not fully vested at the time he terminates employment shall be forfeited.
3.3    Transfer of Funds. The Administrator shall provide the Trustee with information on the amount to be credited to each Participant’s Account. Each Employer may, as soon as administratively practicable after each payroll period, make a transfer of assets to the Trustee.

Article 4.	Participants’ Accounts.
4.1    Individual Accounts. The Administrator will establish and maintain an Account for each Participant which will reflect Deferral Contributions, Employer Contributions and Supplemental Contributions credited to the Account and any notional earnings, expenses (including administrative costs of the Plan borne by the applicable Participant pursuant to Section 10.3), gains and losses credited thereto attributable to the investments in which the Participant’s Account is treated as invested. The Administrator will establish and maintain such other accounts and records as it decides in its discretion to be reasonably required or appropriate. Participants will be furnished statements of their Account value at least once each Plan Year.

4.2    Accounting for Payments. A payment to the Participant or to the Participant’s Beneficiary(ies) shall be charged to the Participant’s Account as of the date of such payment.

Article 5.	Investment of Contributions.
5.1    Manner of Investment. All amounts credited to the Accounts of Participants shall be treated as though invested in eligible investments offered by the Administrator.
5.2    Investment Decisions. Investments in which the Accounts of Participants shall be treated as invested shall be directed by the Employer, each Participant, or both, as specified pursuant to procedures established by the Administrator from time to time. No portion of the Employer Contributions or Deferrals Contributions credited to a Participant’s Account may be treated as though invested in Employer Stock.

Article 6.	Payment of Account.
6.1    Payment on Specified Date. Concurrently with a Participant’s election to defer Compensation pursuant to Section 3.1 for any Plan Year, the Administrator shall permit a Participant to designate a specific date on which 100% of the value of his Account attributable to such election shall be paid in a lump sum; provided that in the event of such Participant’s termination of employment or death before the specified date, his Account shall be paid in accordance with Section 6.2 or 6.3, as the case may be, and his election under this Section 6.1 shall no longer be effective. Once an election is made pursuant to this Section 6.1, it shall be irrevocable.
6.2    Distribution of Vested Account upon Termination of Employment. In general. Upon a Participant’s termination of employment other than by reason of death, the vested portion of the Participant’s Account shall be paid in a lump sum or, if permitted by the Administrator and specified in the Participant’s election to defer Compensation under Section 3.1, under an installment plan not exceeding 10 years. Unless otherwise required pursuant to Section 6.6, payments shall be made or begin within ninety (90) days of the Participant’s employment termination. The unvested portion, if any, of the Participant’s Account shall be immediately forfeited.
(a)    Installments. Distributions under an installment plan must be made in substantially equal annual installments, over a period certain which does not exceed 10 years. Each installment shall be based on the value of the Participant’s Account, as determined prior to the payment of the relevant installment, divided by the remaining number of installments.
6.3    Distribution upon Death; Beneficiaries. Distributions upon death. Upon a Participant’s death prior to the commencement of benefit payments pursuant to Section 6.2, the vested portion of the Participant’s Account shall be paid in a lump sum to the Participant’s Beneficiary or Beneficiaries. Payment shall be made as soon as practicable during the remainder of the calendar year in which the Participant died. The unvested portion, if any, of the Participant’s Account shall be immediately forfeited. Upon a Participant’s death after distributions have begun under an installment plan, no further installments shall be paid and, instead, payment shall be made of the balance of the Participant’s Account as soon as practicable during the remainder of the calendar year in which the Participant died.

(a)    Beneficiary designations. A Participant may designate a Beneficiary or Beneficiaries, or change any prior designation of Beneficiary or Beneficiaries, by giving notice to the Administrator on a form designated by the Administrator. A Participant’s spouse must consent to his designation of a Beneficiary other than his spouse. If more than one person is designated as the Beneficiary, their respective interests shall be indicated on the designation form. Prior to distribution pursuant to Section 6.3, a copy of the death notice or other sufficient documentation must be filed with and approved by the Administrator. If upon the death of the Participant there is, in the opinion of the Administrator, no designated Beneficiary for part or all of the value of the Participant’s Account, such amount will be paid to his surviving spouse or, if none, to his estate (such spouse or estate shall be deemed to be the Beneficiary for purposes of the Plan). If a Beneficiary dies after payment to such Beneficiary has commenced, but before the full value of the Participant’s Account has been paid, and, in the opinion of the Administrator, no person has been designated to receive such remaining balance, then such balance shall be paid to the deceased Beneficiary’s estate.
6.4    Payment Due to an Unforeseen Emergency.
A Participant shall not be permitted to withdraw any portion of the value of his Account prior to termination of employment or any date specified pursuant to Section 6.1 (whichever occurs first), except that a Participant may apply to the Administrator, in accordance with procedures specified by the Administrator, to withdraw some or all of the value of his Account if such withdrawal is required on account of a financial hardship resulting from an unforeseen emergency. The Administrator shall establish criteria to determine what constitutes financial hardship that are consistent with the Section 409A Regulations. Withdrawals made on account of financial hardship shall be made in a lump sum, and may include such additional amount as necessary to pay any federal, state, local or foreign income taxes reasonably anticipated to result from the distribution.
6.5    Adjustment for Investment Experience During Installment Plan. If the total value of a Participant’s Account is not paid in a single sum, the amount remaining in the Account after the first payment will continue to be treated as invested in accordance with Article 5 and will be subject to adjustment until paid to reflect the income, gains and losses on such deemed investment, as well as any expenses (including administrative costs of the Plan borne by the applicable Participant pursuant to Section 10.3). Unless otherwise permitted by the Administrator, each installment payment shall reduce each investment of the Participant’s Account on a pro-rata basis.
6.6    Section 409A and Payment Dates. Unless otherwise permitted under the Section 409A Regulations, all payments shall be made or commence no later than the end of the calendar year in which the applicable payment date occurs or, if later, by the 15th day of the third calendar month following the applicable payment date. If a Participant is determined to be a “Specified Employee” within the meaning of Code Section 409A(a)(2)(B)(i) (pursuant to procedures developed by the Administrator consistent with the Section 409A Regulations), then to the extent required in order to comply with Code Section 409A and the Section 409A Regulations, payments under the Plan to such Participant pursuant to Section 6.2 shall be made or commence after the day following the six month anniversary of the Participant’s termination of employment, subject to earlier payment upon the Participant’s death.

6.7    Payment in the Event of Taxation. If, for any reason, all or any portion of the value of a Participant’s Account under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Administrator for a payment of that portion of the value of his Account that has become taxable. Upon the grant of such a petition, a payment shall immediately be made to a Participant in an amount equal to the taxable portion of the value of his Account (which amount shall not exceed the remaining balance of a Participant’s Account). If the petition is granted, the tax liability payment shall be made as soon as practicable after the Participant’s petition is granted in accordance with Treasury Regulation Sections 1.409A-3(j)(4)(vii) and 1.49A-3(j)(4)(xi).
6.8    Valuations. For purposes of this Article 6, the valuation of a Participant’s Account shall be determined as of such valuation dates preceding the payment date as may be determined from time to time by the Administrator.
6.9    Spendthrift Provision. A Participant’s or Beneficiary’s right to payment under the Plan is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, judgment, seizure, alimony or separate maintenance owed by Participant or his Beneficiary or garnishment by creditors of the Participant or his Beneficiary, either voluntarily, involuntarily by operation of law or as a result of property settlement, and any attempt to cause such right to payment to be so subjected will not be recognized, except to such extent as shall be required by law.
6.10    Facility of Payment. In the event the Administrator determines, on the basis of medical reports or other evidence satisfactory to the Administrator, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Administrator may make such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient. The receipt by such person or institution of any such payments therefore, and any such payment to the extent thereof, shall discharge the liability of the Employers and the Trust for the payment of benefits hereunder to such recipient.
6.11    Discharge of Obligations. Payment of the value of an Account under the Plan to a person believed in good faith by the Administrator to be a valid Beneficiary shall fully and completely discharge the Employers from all further obligations under this Plan with respect to the Participant. Neither the Administrator nor Quest Diagnostics shall be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to the Participant’s or Beneficiary’s last known address. If the Administrator notifies any Participant or Beneficiary that he is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his location known to the Administrator within one year thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Administrator, the Administrator may direct payment of such amount to any one or more or all of such next of kin, and in such proportions as the Administrator determines. If the location of none of the foregoing persons can be determined, the Administrator shall have the right to direct that the amount payable shall be deemed to be forfeited and retained by the Employers, except that the dollar amount of the forfeiture, unadjusted for deemed earnings, gains or losses in the interim, may be paid in full satisfaction of the Employers’ obligations under this Plan in the sole discretion of the Administrator if a claim for payment subsequently is made by the Participant or the Beneficiary to whom it was payable. If any benefit payable to a Participant or Beneficiary who has not been located is subject to escheat pursuant to applicable state law, neither the Administrator nor Quest Diagnostics shall be liable to any person for any payment made in accordance with such law.
6.12    Taxes. There shall be deducted from each payment made under the Plan to the Participant (or Beneficiary) all taxes that Quest Diagnostics determines are required to be withheld or deducted by Quest Diagnostics in respect to such payment or the Plan. Quest Diagnostics shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of such taxes.

Article 7.	Amendment and Termination.
7.1    Amendment by Quest Diagnostics. The Compensation Committee of the Board of Directors of Quest Diagnostics shall have the authority to approve amendments to the Plan at any time and from time to time. Such amendments may amend the Plan in whole or in part. In addition, the Chief Executive Officer and Senior Vice President, Chief Human Resources Officer, of Quest Diagnostics, acting jointly (the “Authorizing Officers”), are hereby authorized, without action by the Board of Directors or any committee thereof, to approve any amendment to the Plan (in whole or in part) at any time and from time to time; provided, however, that such amendment (x) has been recommended to the Authorizing Officers by Quest Diagnostic’s Benefits Committee and (y) does not increase the benefits under the Plan or otherwise materially increase Quest Diagnostic’s costs with respect to the Plan. The Authorizing Officers promptly shall report to the Compensation Committee of the Board of Directors any amendment approved by the Authorizing Officers pursuant to this Section 7.1. Notwithstanding the foregoing, no amendment of the Plan may reduce the value of any Participant’s Account determined as though the Participant terminated his employment as of the date of such amendment.
7.2    Retroactive Amendments. An amendment made by Quest Diagnostics in accordance with Section 7.1 may be made effective on a date prior to the first day of the Plan Year in which it is adopted. Any retroactive amendment by the Employer shall be subject to the provisions of Section 7.1.
7.3    Plan Termination. Neither Quest Diagnostics nor any other Employer has any obligation or liability whatsoever to maintain the Plan for any length of time and may discontinue deferrals under the Plan or terminate the Plan at any time without any liability hereunder for any such discontinuance or termination. Any termination of the Plan shall be accomplished in accordance with Section 409A of the Code and the Section 409A Regulations.
7.4    Payment upon Termination of the Plan. Upon termination of the Plan, no further Deferral Contributions, Employer Contributions or Supplemental Contributions shall be made under the Plan, but Accounts of Participants maintained under the Plan at the time of termination shall continue to be governed by the terms of the Plan until paid out in accordance with the terms of the Plan. In its discretion, and notwithstanding any prior election made by the Participant, Quest Diagnostics may, upon Plan termination or at any time thereafter, cause each Participant to be paid in a single lump sum the value of the Participant’s Account in full satisfaction of all obligations to the Participant under the Plan if such payment would be consistent with the requirements of Code Section 409A.

Article 8.	The Trust
8.1    Establishment of Trust. Quest Diagnostics has established the Trust between each Employer and the Trustee, in accordance with the terms and conditions as set forth in a separate agreement, under which assets are held, administered and managed, subject to the claims of an Employer’s creditors in the event of such Employer’s insolvency, until paid to Participants and their Beneficiaries as specified in the Plan. The Trust is intended to be treated as a grantor trust under the Code, and the establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto or earnings on the Trust’s assets. Notwithstanding the establishment of the Trust, a Participant’s rights under the Plan shall be solely those of a general unsecured creditor of Quest Diagnostics and the Employers.

Article 9.	Miscellaneous.
9.1    Limitation of Rights. None of the establishment of the Plan or the Trust, or any amendment thereof, or the creation of any fund or Account, or the payment of any benefits, will be construed as giving to any Participant or other person any legal or equitable right against an Employer, the Administrator or the Trustee, except as provided herein, and in no event will the terms of employment or service of any Participant be modified or in any way affected hereby.
9.2    Furnishing Information. A Participant or his Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of amounts hereunder.
9.3    Information between the Administrator and Trustee. The Administrator agrees to furnish the Trustee, and the Trustee agrees to furnish the Administrator, with such information relating to the Plan and Trust as may be required by the other in order to carry out their respective duties hereunder, including without limitation information required under the Code or ERISA and any regulations issued or forms adopted thereunder.
9.4    Notices. Any notice or other communication in connection with this Plan shall be deemed delivered in writing if addressed as provided below and if either actually delivered at said address or, in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mails, first-class postage prepaid and registered or certified:
(a)    If it is sent to Quest Diagnostics, an Employer or the Administrator, it will be at the address specified by Quest Diagnostics, such Employer or the Administrator, as the case may be.
(b)    If it is sent to the Trustee, it will be sent to the address set forth in the Trust Agreement, or, in each case, at such other address as the addressee shall have specified by written notice delivered in accordance with the foregoing to the addressee’s then-effective notice address.
9.5    Writings and Electronic Communications. All elections, notices and other communication with respect to the Plan, including signatures relating to such documentation, may be executed and stored on paper, electronically or in another medium. Any documentation executed or stored electronically shall comply with the Electronic Signatures Act.

9.6    Governing Law. The Plan will be construed, administered and enforced according to ERISA, and to the extent not preempted thereby, the laws of the State of New Jersey.
9.7    Construction. In the event that it is determined that a Participant or group of Participants does not qualify as a select group of management or highly compensated employees as determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Administrator shall have the right, in its sole discretion, to prevent the Participant from making future elections to defer Compensation. Following such determination the Plan shall constitute two plans, one covering such non-qualifying Participants and one covering the remaining Participants up to the maximum number of participants permissible for an unfunded deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees under such sections of ERISA.
9.8    Section 409A Compliance. It is the intent of the Employers that this Plan be considered and interpreted in all respects as a nonqualified deferred compensation plan satisfying the requirements of Code Section 409A and deferring the recognition of income by Participants in respect of Deferrals until amounts are actually paid to them pursuant to Article 6. For purposes of this Plan, a “termination of employment” shall be deemed to have occurred when the Participant has a “separation from service” from all Employers as defined in section 1.409A-1(h) of the Section 409A Regulations. Prior to January 1, 2009, the Company operated the Plan in good faith compliance with Section 409A and certain Internal Revenue Service transitional rules then in effect. Written deferral and distribution elections made during, or with respect to, Plan Years 2005-2008 shall remain in effect hereunder, even to the extent that the specific election choices offered for such years may not be available under the terms of this Plan document and/or specific election choices available under this Plan document may not have been offered, provided that subsequent actions with respect to such elections (e.g., changes thereto, forms of distribution) shall be governed by the terms of this Plan document. The distribution provisions in Article 6 of this Plan document shall apply to the distribution of amounts deferred (within the meaning of Treas. Reg. §1.409A-6(a)(1)) on and after January 1, 2005 that commence on or after January 1, 2009.
9.9     Recovery of Overpayment. If there is an overpayment under the Plan, Quest Diagnostics has the right at any time, as elected by Quest Diagnostics, to:

(a)	recover that overpayment from the person to whom it was made;

(b)	offset the amount of that overpayment from a future payment; or

(c)	a combination of both.

Quest Diagnostics shall be considered to have established an equitable lien by agreement with the person to whom such overpayment was made. Such payee shall, upon request, execute and deliver such instruments and papers as may be required, and shall do whatever else is necessary, to secure such rights of recovery to Quest Diagnostics. Quest Diagnostics also may determine to compromise its right to a full recovery in order to facilitate a partial recovery that, in its sole discretion, it deems acceptable.

9.10    Right of Reimbursement. Payments to be made under the terms of the Plan may be used to reimburse the Employer, in accordance with procedures established by the Administrator, any amount the Participant owes an Employer at the time payment under the Plan is required to be made; provided that no such reimbursement will be made to the extent that in the reasonable judgment of the Administrator it would cause the Participant to recognize income for United States federal income tax purposes before the payment is made or to incur additional tax or interest pursuant to Code Section 409A or the Section 409A Regulations.
9.11 Clawback. All amounts credited to a Participant's Account under the Plan shall be subject to cancellation and recoupment by Quest Diagnostics, and shall be repaid by the Participant to Quest Diagnostics, to the extent required by law, regulation, listing requirement or as determined in accordance with any Quest Diagnostics policy, in each case, as in effect from time to time; provided that no such cancellation or recoupment will be made to the extent that in the reasonable judgment of the Administrator it would cause the Participant to recognize income for United States federal income tax purposes before the payment is made or to incur additional tax or interest pursuant to Code Section 409A or the Section 409A Regulations.

Article 10.	Plan Administration.
10.1    Powers and Responsibilities of the Administrator. The Administrator has the full power and the full responsibility to administer the Plan in all of its details, subject, however, to the applicable requirements of ERISA. The Administrator’s powers and responsibilities include, but are not limited to, the following:
(a)    To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
(b)    To interpret the Plan, its interpretation thereof in good faith to be final, conclusive and binding on all persons claiming payment under the Plan;
(c)    To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;
(d)    To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan;
(e)    To determine the person or persons to whom such benefits will be paid;
(f)    To authorize the payment of benefits;
(g)    To comply with applicable requirements of Part 1 of Subtitle B of Title I of ERISA; and
(h)    To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan.
10.2    Claims and Review Procedures.
(a)    Claims Procedure. If any person believes he is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Administrator. All claims under the Plan must be submitted within one (1) year after the date on which a communication from the Plan, the Employer or the Administrator (or one of their delegates or agents) contains the information contested or challenged by the claim. If any such claim is wholly or partially denied, the Administrator will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.
(b)    Review Procedure. Within 60 days after the date on which a person receives written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred), such person (or his duly authorized representative) may (i) file a written request with the Appeals Committee for a review of his denied claim and of pertinent documents and (ii) submit issues and comments to the Appeals Committee. The Appeals Committee will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Appeals Committee (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Appeals Committee to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period). If the decision on review is not made within such period, the claim will be considered denied.
(c)    LIMITATIONS ON ACTIONS. NO ACTION (WHETHER AT LAW, IN EQUITY OR OTHERWISE) SHALL BE BROUGHT BY OR ON BEHALF OF ANY PARTICIPANT OR BENEFICIARY FOR OR WITH RESPECT TO PAYMENT DUE UNDER THIS PLAN UNLESS THE PERSON BRINGING SUCH ACTION HAS TIMELY EXHAUSTED THE PLAN’S CLAIM REVIEW PROCEDURE. ANY ACTION (WHETHER AT LAW, IN EQUITY OR OTHERWISE) MUST BE COMMENCED WITHIN ONE YEAR. THIS ONE-YEAR PERIOD SHALL BE COMPUTED FROM THE EARLIER OF (I) THE DATE A FINAL DETERMINATION DENYING SUCH BENEFIT, IN WHOLE OR IN PART, IS ISSUED UNDER THE PLAN’S CLAIM REVIEW PROCEDURE AND (II) THE DATE SUCH INDIVIDUAL’S CAUSE OF ACTION FIRST ACCRUED (AS DETERMINED UNDER THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD TO PRINCIPLES OF CHOICE OF LAWS).
(d) All action(s) or litigation arising out of or relating to this Plan shall be commenced and prosecuted in the federal district court whose jurisdiction includes Morris County, New Jersey. Each Employee, claimant or other person consents and submits, as a condition to continued participation in the Plan, to the personal jurisdiction over him of the federal district court whose jurisdiction includes Morris County, New Jersey in respect of any such action(s) or litigation. Each Employee, claimant or other person also consents to service of process upon him with respect to any such action(s) or litigation by registered mail, return receipt requested, and by any other means permitted by rule or law.

10.3    Plan’s Administrative Costs.
(a)    The Employers may pay the reasonable costs and expenses (including legal, accounting, and employee communication fees) incurred by the Administrator and the Trustee in administering the Plan and Trust.
(b)    Notwithstanding anything in Section 10.3(a) to the contrary, the Administrator may determine that each Participant in one or more classes of Participants (as designated by the Administrator) shall be responsible for an amount equal to the reasonable costs and expenses incurred by the Administrator and the Trustee in administering the Plan and the Trust divided by the total number of Participants in (x) the Plan to the extent the costs and expenses apply to all Participants in the Plan or (y) the class or classes designated by the Administrator pursuant to this Section 10.3(b) to the extent the costs and expenses apply solely to the Participants in such class or classes.

IN WITNESS WHEREOF, Quest Diagnostics has caused this Plan document to be executed by its duly authorized officer, effective as of January 15, 2020.

QUEST DIAGNOSTICS INCORPORATED

By:	/s/ Cecilia K. McKenney
Cecilia K. McKenney Senior Vice President, Chief Human Resources Officer January 15, 2020

By:	/s/ Stephen H. Rusckowski
Stephen H. Rusckowski Chairman, Chief Executive Officer and President January 15, 2020

APPENDIX A

This Appendix A describes special provisions applicable to accounts under the Celera Corporation Non-Qualified Savings and Deferral Plan (the "Celera Plan") which was established effective as of July 1, 2008 and which was merged into this Plan effective as of June 25, 2012. Contributions under the Celera Plan ceased, and no new participants were admitted, effective as of December 31, 2011.
1.Annual Deferral Amounts. The Celera Plan provided for an "Annual Deferral Amount" to record a participant's deferred salary and bonus for the calendar year in question and any employer contributions with respect to that year, as well as earnings or losses thereon. The Plan will continue to maintain such Annual Deferral Amounts for recordkeeping purposes.

2.Vesting. A Celera Plan participant's deferred salary and bonus were 100% vested. The Celera Plan applied (and the Plan will continue to apply) a 4-year graded vesting schedule to employer contributions, provided that a participant will become 100% vested if he or she dies or becomes disabled while employed by Celera and its affiliates. For these purposes:
(1)    years of service are measured using the "elapsed time" method and include service with Applera Corporation and Berkeley HeartLab, Inc.;
(2)    service with Quest Diagnostics and its affiliates on or after May 17, 2011 is considered service with Celera and its affiliates;

(3)	"Retirement Age" means the later of age 65 or five years of service; and
(4)    a participant shall be considered "disabled" once he or she is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Celera or its affiliates.

3.Time of Distribution. The time of distribution of Annual Deferral Amounts shall be the same as under the Celera Plan. Under the Celera Plan, with respect to each Annual Deferral Amount, a participant was permitted to elect either a "specified date payout" or a payout upon separation from service; the specified payout date had to be at least one year after the close of the year to which the specification applied, e.g., the earliest permitted specified payout date with respect to the Annual Deferral Amount for 2010 was January 1, 2012. Those elections were (and continue to be) irrevocable unless changed in accordance with paragraph 5 below. However, if a participant dies, his or her vested Annual Payment Amounts will be distributed in a lump sum notwithstanding any election he or she may have made. Payments of Annual Payment Amounts will commence (or will be made) on the 15th day of the month following the month in which the triggering event occurs.

1

4.Method of Distribution. The method of distribution of Annual Deferral Amounts and distribution elections shall be the same as under the Celera Plan. Further, installments are not considered a series of separate payments for purposes of Section 409A. Those distributions elections will remain in effect unless changed in accordance with paragraph 5 below.

5.Change in Method of Distribution. A participant in the Celera Plan may elect to change the method of payment of, but not the time of payment of, an Annual Deferral Amount; provided, however, that:
(1)    any such change must be made at least 12 months before the first day of the calendar year in which the specified payout date would have occurred (but for the requirements of (2) below applicable to a change of election);
(2)    the payment with respect to such changed election must be deferred for a period of not less than 5 years from the date such payment would otherwise originally have been made (or commenced to be made);
(3)    the change will not become effective for at least 12 months after the election; and

(4)	only one such change is permitted.
6.Lump Sum Distribution of Small Benefit Payments. Notwithstanding anything contained herein to the contrary, if the Administrator determines that a participant's vested balance under the Celera Plan, taking into account all plans that would be aggregated with the Celera Plan under Section 409A of the Code, is $17,000 (as adjusted under Section 402(g)(1)(8) of the Code) or less, the Administrator may pay such vested balance in a lump sum on the 15th day of the month following the month in which the Administrator makes a written decision to make such payment.

7.Designations of Beneficiaries. Beneficiary designations made under the Celera Plan shall not continue to apply to amounts arising under the Celera Plan. Instead, participants in the Celera Plan must file new beneficiary designations in accordance with the procedures established under the Plan.

8.Trust. Effective June 25, 2012, the grantor trust established under the Celera Plan shall be considered as merged into, and superseded by, the grantor trust established under the Plan.
9.Applera Provisions. The following provisions relate to amounts under the Celera Plan attributable to the Applera Corporation Supplemental Executive Retirement Plan: the election (made not later than December 31, 2008) by Kathy Ordonez with respect to her benefits under the Applera Corporation Supplemental Executive Retirement Plan shall be applied as if such benefits were a single Annual Deferral Amount under the Celera Plan.

2